419 WEST PIKE STREET  •  P.O. BOX 629  •  JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849  •  FAX 937-596-6539

NEWS RELEASE

Date:	November 29, 2004
Contact:	Wade F. B. Thompson or Peter B. Orthwein

THOR REPORTS RECORD QUARTERLY SALES, NET INCOME, E.P.S.
E.P.S. UP 49%, EASILY EXCEEDING ANALYSTS’ ESTIMATES
RV RETAIL SALES STRONG IN NOVEMBER

Thor Industries, Inc. (NYSE:THO), the largest manufacturer of recreation vehicles and mid-size buses, reported today record sales, net income, and E.P.S., for the first quarter ended October 31, 2004. Net income and E.P.S. were a record for any quarter in the company’s history and easily exceeded Wall Street analysts’ consensus estimates.

Net income was $35,073,000, up 48% from last year’s $23,704,000. E.P.S. were 61¢, up 49% from 41¢ last year. Sales for the quarter ended October 31, 2004 were $632.7 million, up 29% from $490.4 million last year.

RV income before tax in the quarter was $55,594,000, up 48% from $37,544,000 last year. Bus income before tax was $1,126,000 versus $2,733,000 last year. RV sales in the quarter were $582.3 million, up 34% from $433.0 million last year. Bus sales were $50.4 million versus $57.4 million last year. Corporate costs were $704,000 compared to $1,196,000 last year.

Thor backlog on October 31, 2004, as previously reported, was a record for this time of the year at $344.0 million, up 8% from $319.3 million last year.

Thor recently announced the repurchase of 323,200 of its shares and the acquisition on November 1, 2004 of CrossRoads RV, Topeka, IN, for approximately $27 million cash. “Our retail RV sales continue to exceed last year and will be well up in November this year over November 2003. The improvement in gross and net margins versus last year are especially gratifying and bode well for a record fiscal 2005, our 25th year,” said Wade F. B. Thompson, Thor chairman.

This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 MONTHS ENDED OCTOBER 31, 2004 & 2003
$000 except per share — unaudited

	3 MONTHS ENDED OCTOBER 31
	2004	%	2003	%
Net sales	$632,726		$490,427
Gross profit	$90,774	14.3%	$66,209	13.5%
Selling, general and administrative	$36,079	5.7%	$28,015	5.7%
Amortization of intangibles	$202	—	$194	—
Interest income (net)	$762	0.1%	$429	0.1%
Other income	$761	0.1%	$652	0.1%
Income before taxes	$56,016	8.9%	$39,081	8.0%
Taxes	$20,943	3.3%	$15,377	3.1%

Net income	$35,073	5.5%	$23,704	4.8%

E.P.S. — basic	61¢		41¢
E.P.S. — diluted	61¢		41¢
Average common shares outstanding-basic	57,096,044		57,224,850
Average common shares outstanding-diluted	57,356,181		57,641,876

	SUMMARY BALANCE SHEETS - October 31 ($000) (unaudited)
	2004	2003
Cash, cash equivalents, short term investments	$153,039	$113,848
Accounts receivable	159,937	125,261
Inventories	161,272	132,218
Prepaid, etc.	24,294	19,303

Current assets	498,542	390,630
Fixed assets	115,083	83,533
Investments-joint ventures	2,708	2,485
Investments-available for sale	—	4,417
Goodwill	140,857	140,565
Other assets	22,396	25,931

Total	$779,586	$647,561

Current liabilities	$232,367	$200,966
Other liabilities	9,766	6,713
Stockholders’ equity	537,453	439,882

	$779,586	$647,561